Exhibit 99.2

First Horizon Announces Acquisition of TrustAtlantic Financial October 22, 2014

2 Important Additional Information In connection with the proposed merger, First Horizon will file a Registration Statement on Form S - 4 that will include a proxy s tatement of TrustAtlantic Financial and a prospectus of First Horizon and other relevant documents concerning the proposed merger with the Securities a nd Exchange Commission (“SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus ca n a lso be obtained, without charge, by directing a request to Clyde A Billings, Jr., First Horizon National Corporation, 165 Madison, 8th Floor, Mem phis, TN 38103, telephone 901.523.5679, or Richard W. Edwards, TrustAtlantic Financial Corporation, 4801 Glenwood Ave., Suite 500, Raleigh, N.C. 27612; telephone 919. 277.8712. The Registration Statement and all other documents filed by First Horizon with the SEC also are and wil l be available free of charge at the SEC's website (www.sec.gov). This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities un der the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended. First Horizon and TrustAtlantic and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding these persons and their interests in the merger will be include d i n the proxy statement/prospectus relating to the merger when it is filed with the SEC. Information concerning First Horizon's directors a nd executive officers is also set forth in its proxy statements and annual reports on Form 10 - K (including any amendments thereto), previously filed w ith the SEC. Forward - Looking Statements This presentation contains forward - looking statements, which may include guidance, involving significant risks and uncertainties which will be identified by words such as " believe","expect","anticipate","intend","estimate“,"should","is likely","will","going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could c aus e actual results to differ materially from those in the forward - looking information. These factors are outlined in our recent earnings and other press releases and in more detail in the most current 10 - Q and 10 - K. First Horizon disclaims any obligation to update any such factors or to public ly announce the result of any revisions to any of the forward - looking statements included herein or therein to reflect future events or developm ents.

Strategic Acquisition of TrustAtlantic Financial 3 1 Based on FHN’s ten day volume weighted average price of $11.94 as of October 15, 2014 2 Exchange ratio subject to potential adjustments as provided in the agreement 3 As of September 30, 2014 4 As of June 30, 2014 Financial Highlights 3 ($ millions) Loan Composition 4 Deposit Composition 4 ▪ Accelerate build out of key expansion market ▪ Meaningfully increases our physical presence in the demographically attractive Raleigh market ▪ Deepens our talent pool with established bankers in the market ▪ Provides a solid platform on which to further grow the combined organization in Raleigh ▪ Attractive financial profile ▪ Approximately $80 million transaction value ▪ $17.00 per share 1 (75% stock / 25% cash) ▪ 1.4240 First Horizon shares for each TrustAtlantic share 2 ▪ EPS accretive and exceeds FHN internal rate of return hurdles ▪ TBV dilution earnback period just over 3 years ▪ Low risk execution ▪ Comprehensive due diligence completed ▪ Recent integration experience (Mountain National Bank and Bank of America branch acquisition) ▪ Combined leadership team committed to successful integration ▪ Cultural Fit with First Horizon ▪ Experienced, disciplined management team ▪ Senior leaders have long - term history operating in and supporting community involvement in Raleigh Highlighted represent bank level…need to confirm consolidated Assets $453 Loans $326 Deposits $395 Efficiency Ratio 57.2% TCE/TA 11.1% NPAs/Assets 0.46% C&D 19% 1 - 4 Family 20% Multifamily 7% CRE 42% C&I 12% Demand 15% NOW & Other Trans 9% MMDAs & Other 28% Retail Time 44% Jumbo Time 4%

Accelerating Build Out of Attractive Raleigh Market

Top Banks in Raleigh, NC MSA

	Name	Branches	Deposits ($ millions)	Deposit Market Share
1	Wells Fargo & Co.	45	$7,191	30.5 %
2	BB&T Corp.	37	2,946	12.5
3	PNC Financial Services Group	22	2,835	12.0
4	First Citizens BancShares Inc.	34	2,568	10.9
5	Bank of America Corp.	20	2,014	8.5
6	SunTrust Banks Inc.	29	1,026	4.4
7	Yadkin Financial Corporation	9	712	3.0
8	Paragon Commercial Corp.	2	667	2.8
9	Four Oaks Fincorp Inc.	10	591	2.5
10	North State Bancorp	6	563	2.4
	FHN/TAFC pro forma	5	467	2.0
11	Fidelity BancShares (N.C.) Inc	16	458	1.9
12	Capital Bank Finl Corp	13	361	1.5
13	TrustAtlantic Financial Corp.	4	344	1.5
14	Fifth Third Bancorp	5	236	1.0
15	NewBridge Bancorp	4	201	0.9
16	KS Bancorp Inc.	8	182	0.8
17	First Horizon National Corp.	1	123	0.5
18	Wake Forest Bancshares	1	91	0.4
19	Union B&TC	2	78	0.3
20	Regions Financial Corp.	2	74	0.3


Durham
Wake Forest
Spring Hope
Rocky Mount
Tarboro
Sharpsburg
Elm City
Pinetops
Bethel
Zebulon
Cary
Raleigh
Apex
Garner
Clayton
Wilson
Kenly
Fremont
Farmville
Greenville
Winterville
Smithfield
Princeton
Four Oaks
Snow Hill
Ayden
Lillington
Benson
Goldsboro
Jason
Grifton
Dunn
Brogden
La Grange
Kinston
Anderson Creek

● First Horizon ● TrustAtlantic

	Metropolitan Statistical Area				
	Raleigh	**Memphis**	**Nashville**	**Knoxville**	**Chattanooga**
Median Household Income					
2014	$61,300	$45,334	$50,439	$44,405	$41,704
2019 Projected	$64,416	$45,775	$52,881	$46,613	$41,884
CAGR	1.2%	0.2%	1.2%	1.2%	0.1%
Population					
2014	1,219,465	1,352,761	1,765,552	855,322	544,247
2019 Projected	1,318,981	1,392,424	1,874,912	881,667	566,128
CAGR	2.0%	0.7%	1.5%	0.8%	1.0%
Households					
2014	463,523	505,544	684,379	347,259	217,988
2019 Projected	500,960	521,062	727,766	357,785	227,459
CAGR	2.0%	0.8%	1.5%	0.7%	1.1%
Businesses					
Total NAICS	45,485	47,393	66,544	34,551	20,648

Source: SNL Financial
FDIC deposit market share data as of June 30, 2014

FIRST HORIZON NATIONAL CORPORATION
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